Exhibit 99

Dear Shareholder:

Enclosed with this letter, please find financial information on GrandSouth Bancorporation for the quarter and year ended December 31, 2008. Net income for the year ended December 31, 2008 equaled $1.35 million, or $.36 per diluted share versus $2.80 million, or $.77 per diluted share for the year ended
December 31, 2007. The lower net income in 2008 was due to an increase in the provision for loan losses and declining net interest margin. For 2008, provision expense equaled $2.88 million compared to $1.05 million for 2007. Net interest margin declined in 2008 to 3.54% versus 4.19% for 2007.

Net income for the quarter ended December 31, 2008 declined from year earlier levels with a net loss reported of ($364) thousand or ($.10) per diluted share versus $740 thousand or $.21 per diluted share for the quarter ended December 31, 2007. Provision for loan losses for the fourth quarter of 2008 equaled $1.50 million compared to $365 thousand for the final period of 2007.

Operating performance continues to be negatively impacted by the current rate environment and the higher expenses associated with credit losses. We expect net interest margin to improve over the course of 2009 as funding costs and earning assets are re-priced. Asset quality will continue to be an issue for the next few quarters requiring elevated provisions to the reserve for loan losses. GrandSouth's reserve for loan losses equaled 1.36% of gross loans at December 31, 2008 compared to 1.12% at December 31, 2007. Non performing assets have grown during 2008 and represented 2.10% of total assets at year end 2008 versus ..84% at December 31, 2007.

We believe 2009 will be a challenging environment for the economy in general and the financial sector specifically. On January 9, 2009, we increased our capital by selling preferred stock to the U.S. Department of the Treasury under the Troubled Assets Relief Program - Capital Purchase Program for $9 million. GrandSouth remains a "well capitalized" financial institution under the regulatory capital guidelines. We continue to believe that our officers and employees are well positioned to take advantage of every opportunity for profitable growth in the months ahead.

As always, we appreciate your continued support.


Mason Y. Garrett, Chairman




Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., January 26, 2009 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced earnings of $1.35 million, or $.36 per diluted share, for the year ended December 31, 2008. Net income for the year ended December 31, 2007 equaled $2.80 million, or $.77 per diluted share. The decline in net earnings during 2008 resulted from an increase in the provision to the reserve for loan losses and a continued compression of net interest margin. Provision expense increased to $2.88 million during 2008 compared to $1.05 million for 2007 reflecting the effect of continuing and increasing economic pressures on our borrowers. Net interest margin declined during 2008 to 3.54% compared to 4.19% for 2007.

For the quarter ended December 31, 2008, the company produced a loss of ($364) thousand or ($.10) per diluted share compared to net income of $740 thousand or $.21 per diluted share for the quarter ended December 31, 2007. The loss in the fourth quarter of 2008 was the result of an increase in provision expense to the reserve for loan losses. Provision expense for the quarter equaled $1.5 million compared to $365 thousand for the fourth quarter of 2007.

"All areas of the economy are facing significant headwinds and this is certainly true in the financial services industry," stated Ron Earnest, the company's President. "The combination of declining margins resulting from the changes in interest rates brought about by the actions of the Federal Reserve System and higher provision expense for loan losses have made the operating environment challenging for banking companies like GrandSouth," added Earnest. Earnest continued, "We are disappointed in the earnings performance of the company for the year, however we do take comfort in the company's strong capital base and believe that we are positioned to take advantage of opportunities in 2009."

Total assets at December 31, 2008 equaled $374 million, an increase of 8% over total assets of $345 million at December 31, 2007. Loans, net of reserves for losses, grew to $298 million, an increase of 15% above year end 2007 totals of $260 million. Deposits equaled $311 million at December 31, 2008, compared to $306 million at December 31, 2007, an increase of 2%.

Non-performing assets equaled 2.10% of total assets at December 31, 2008 compared to .84% at December 31, 2007. Non-performing assets at December 31, 2008 consisted of $7.2 million of non-performing loans and $675 thousand of other real estate owned.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and at 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                At December 31,      At December 31,
                                                                                                     2008                2007 (1)
                                                                                                 (Unaudited)            (Audited)
                                                                                                 -----------            ---------
 ASSETS
Cash and Due From Banks ..........................................................                 $ 11,210              $  9,005
Investment Securities ............................................................                   50,346                60,332
Loans, net .......................................................................                  297,523               259,786
Other Assets .....................................................................                   15,306                16,001
                                                                                                   --------              --------
Total Assets .....................................................................                 $374,385              $345,124
                                                                                                   ========              ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits .....................................................                 $ 15,331              $ 15,037
Interest bearing deposits ........................................................                  295,555               290,602
                                                                                                   --------              --------
            Total deposits .......................................................                  310,886               305,639

Borrowings .......................................................................                   37,247                13,247
Other liabilities ................................................................                    2,529                 3,771
                                                                                                   --------              --------
            Total liabilities ....................................................                  350,662               322,657

Shareholders' equity .............................................................                   23,723                22,467
                                                                                                   --------              --------
Total liabilities and shareholders' equity .......................................                 $374,385              $345,124
                                                                                                   ========              ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                       Three Months                Year Ending
                                                                                    Ended December 31,             December 31,
                                                                                    ------------------             ------------
                                                                                    2008           2007         2008        2007 (2)
                                                                                    ----           ----         ----        --------

Total interest income .....................................................       $ 5,661        $ 7,104       $24,643       $26,844

Total interest expense ....................................................         2,935          3,590        12,354        13,920
                                                                                  -------        -------       -------       -------
            Net interest income ...........................................         2,726          3,514        12,289        12,924

Provision for possible loan losses ........................................         1,495            365         2,880         1,045
                                                                                  -------        -------       -------       -------
            Net interest income after provision for possible
                 loan losses ..............................................         1,231          3,149         9,409        11,879

Total noninterest income ..................................................           176            159           778           662

Total noninterest expense .................................................         1,992          2,148         8,107         8,162
                                                                                  -------        -------       -------       -------
            Income (loss) before taxes ....................................          (585)         1,160         2,080         4,379

Income tax expense (benefit) ..............................................          (221)           420           733         1,580
                                                                                  -------        -------       -------       -------

            Net Income (loss) .............................................       $  (364)       $   740       $ 1,347       $ 2,799
                                                                                  =======        =======       =======       =======



NET INCOME (LOSS) PER COMMON SHARE, BASIC .................................       $ (0.10)       $  0.22       $  0.38       $  0.83
                                                                                  =======        =======       =======       =======

NET INCOME (LOSS) PER COMMON SHARE, DILUTED ...............................       $ (0.10)       $  0.21       $  0.36       $  0.77
                                                                                  =======        =======       =======       =======



(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.
(2) The year-end condensed consolidated income statement data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.